REORGANIZATION AGREEMENT

         THIS REORGANIZATION AGREEMENT (the "Agreement") is made and entered into by and between The Internet Advisory Corporation, a Utah Corporation (the "Corporation") and the individuals listed on Exhibit A attached hereto and made part hereof (collectively hereinafter referred to as the "Parties").

                             PREAMBLE:

         WHEREAS, the Subscriber owns all of the authorized issued and outstanding Common Stock of Sunrise Web Development, Inc., a corporation organized under the laws of Florida (the "Subsidiary"); and

         WHEREAS, the Subscriber desires to acquire up to four million (4,000,000) shares of the Corporation's common stock, $.001 par value (the "Stock") which, upon issuance, would constitute approximately 44% of the Corporations authorized, issued and outstanding common stock; and

         WHEREAS, the Subscriber desires to acquire the Stock, in consideration for, among other things, their conveyance of all of its common stock in the Subsidiary, which stock constitutes all of the Subsidiary's authorized, issued and outstanding securities ( the "Subsidiary Stock"), provided the such conveyance meets the tax free exchange requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ( the "Code").

         NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

                             WITNESSETH:

                             ARTICLE ONE
                           EXCHANGE PROVISIONS

    1.1  Exchange

         Subject to the hereinafter described conditions, the Corporation hereby agrees to exchange up to four million (4,000,000) shares of its common stock, $.001 par value (the "Stock"), with the Subscriber for all of the capital stock of the Subsidiary. Four million (4,000,000) shares will be delivered to the Subscriber at the closing of this agreement.


    1.2  Closing

         The exchange of the Stock for the Subsidiary Stock shall take place at the offices of Richard P. Green, P.A., legal counsel to the Subscriber as soon as reasonably practicable or at such later time or different place as parties may mutually select. At the closing:

              (a) The Subscriber shall tender to the Corporation certificates representing all of the Subsidiary's authorized, issued and Outstanding capital stock, duly executed and in proper form for transfer to the Corporation, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to the Corporation, in compliance with all applicable laws; and

              (b) The Corporation shall tender to the Subscriber four million (4,000,000) shares of the Stock and such other items as shall be required to convey such stock to Subscriber.

    1.3  Exemption From Registration

         (a) The Subscriber hereby represents, warrants, covenants and acknowledges that:

              (1) The Stock is being issued without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the "Act") pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

              (2) All of the Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Corporation is provided certifying that such registration is not required as a result of applicable exemptions there from;

              (3) The Corporation's transfer agent shall be instructed not to transfer any of the Stock unless the Corporation advises it that such transfer is in compliance with all applicable laws;

              (4) The Subscriber is acquiring the Stock for investment purposes only, and not with a view to further sale or distribution; and

              (5) The Subscriber and its advisors have been given and had access to all reports filed by the Corporation with the Securities and Exchange Commission and examined all of the Corporation's books and records and fully and completely questioned the Corporation's officers and directors as to all matters involving the Corporation and have received satisfactory responses.

         (b) The Corporation hereby represents, warrants, covenants and acknowledges that:

              (1) The Subsidiary Stock is being transferred without registration under the provisions of Section 5 of the Act pursuant to exemptions provided pursuant to
                   Section 3(b), 4(2), 4(6) thereof;

              (2) All of the Subsidiary Stock will bear legends restricting its transfer to the United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Subsidiary Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel is provided certifying that such registration is not required as a result of applicable exemptions there from;

              (3) The Corporation shall not transfer any of the Subsidiary Stock except in compliance with all applicable laws;

              (4) The Corporation is acquiring the Subsidiary Stock for investment purposes only and not with a view to further sale or distribution.

                           ARTICLE TWO
                 REPRESENTATIONS AND WARRANTIES

                                   2.1 The Corporation

              The Corporation hereby represents and warrants to the Subscriber, as a material inducement to their entry into this Agreement, that:

              (a) The Corporation is, as of the date of this Agreement, a validly existing Corporation, organized pursuant to the laws of the State of Utah, with all legal and corporate authority and power to conduct its business and to own its properties and that it possesses all necessary permits and licenses required in connection with the conduct of its business;

              (b) The conduct of the Corporation's business is in full compliance with all applicable Federal, state and local governmental statutes, rules, regulations, ordinances and decrees;

              (c) Pursuant to its Articles of Incorporation the Corporation is authorized to issue 50,000,000 Shares of Common Stock, $.001 par value. Currently, there are 9,005,018 shares of Common Stock outstanding. There are no other authorized or outstanding securities of any class or of any kind or character or, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants, or other agreements or commitments obligating the Corporation to issue or sell any additional shares of the Corporation's capital stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

              (d) Upon issuance of the Stock, in accordance with the provisions of Section 1.1 of Article One, the Subscriber will become the owner of approximately 44% of the Corporation's authorized, issued and outstanding Common Stack;

              (e) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in breach of any terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Corporation; any indenture, other agreement or instrument to which the Corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Corporation, its securities or its properties;

              (f) The Corporation is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the Stock or to any agreement that effects the voting rights of any of the Stock, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its Stock, whether by subscription, right of conversion, option or otherwise;

              (g) The Corporation is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

              (h) The Corporation has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Corporation is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Corporation;

              (i) There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to the Corporation, which might result in material adverse change in the future financial condition or operations of the Corporation other than as previously disclosed to the Subscriber or reflected in the Corporation's financial statements provided to the Subscriber;

              (j) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (except for the consents described in Article Four hereof) require the consent, authority or approval of any other person or entity except such as has been obtained;

              (k) No transactions have been entered into either by or on behalf of the Corporation, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of the Corporation;

              (l) The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required Corporate action and does not require any corporate consents other than such as have been unconditionally obtained;

              (m) The Corporation's Financial Statements for the period ended December 31, 1998 have been audited by independent certified public accountants and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. They fairly present the Corporation's financial condition, results of operations, assets, liabilities, or business;

              (n) The Corporation does not have any subsidiaries other than those disclosed in the Corporation's Financial Statements; and

              (o) The Minute Books of the Corporation contain true, correct and complete copies of the minutes of all meetings of its organizers, shareholders and Board of Directors from the date of its organization to the present.

    2.2  The Subscriber

              The Subscriber hereby represents and warrants to the Corporation, as a material inducement to the Corporation's entry into this Agreement, that, to the best of its knowledge after reasonably inquiry:

              (a) The Subsidiary owns or leases all of the assets described in the schedule of assets, a copy of which is annexed hereto and made a part hereof as Exhibit B, and as of the date of this Agreement no events have occurred nor have any facts been discovered which materially alters the Subsidiary's assets;

              (b) The Subsidiary is, as of the date of this Agreement, a validly existing corporation, organized pursuant to the laws of Florida and has all corporate authority and power to conduct its business and to own its properties and possesses all necessary permits and licenses required in connection with the conduct of its businesses;

              (c) The conduct of the Subsidiary's business is in full compliance with all applicable governmental statues, rules, regulations, ordinances and decrees;

              (d) The Subsidiary has seven thousand five hundred (7,500) shares of Common Stock. $1.00 par value, authorized, of which one hundred (100) are currently issued and outstanding, there being no other outstanding securities of any class or of any kind or character of the Subsidiary and, except as reflected in this Agreement, there being no outstanding subscriptions, options, warrants, or other agreements or commitments obligating the Subsidiary, to issue or sell any additional shares of the Subsidiary's Stock or any other options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

              (e) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Subsidiary; and indenture, other agreement or instrument to which the Subsidiary is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Subsidiary, its securities or its properties;

              (f) The Subsidiary is not a part to any written or oral agreement which grants an option or right of first refusal or any other arrangement to acquire any of its securities to any agreement that affects the voting rights of any of its securities, nor has the subsidiary made any commitment of any kind relating to the issuance of shares of any of its securities, whether by subscription, right of conversion, option or otherwise;

              (g) The Subsidiary is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

              (h) The Subsidiary has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Subsidiary is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Subsidiary;

              (i) There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change in the future financial condition or operations of the Subsidiary;

              (j) The execution, delivered and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

              (k) No transactions have been entered into either by or on behalf of the Subsidiary, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the goodwill of the Subsidiary;

              (l) The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

              (m) The Subscriber in consideration of executing and delivering of this Agreement by its Corporation, covenants not to compete with this Corporation or its subsidiaries in any manner what so ever, with respect to the assets of the subsidiary or its business as described in Exhibit A, on the world wide web or any similar medium for a period of two (2) years. Additionally; the Subscribers agrees to convey all of the Subscriber's rights to the assets and technology as described in Exhibit A to the Corporation.

                          ARTICLE THREE
                       SPECIAL CONDITIONS

         3.1  Each Party

              The obligations of each party to this Agreement are subject to the condition precedent that the other party's representations and warranties contained in this Agreement shall be true, correct and complete on and as of the date of Closing with the same effect as though such representations and warranties were made on and as of such date. The Parties agree that all respective corporate financial and operational information will be made available in a reasonable manner upon receipt of this notice of request therefore. Each Party to this Agreement will bear all its own costs in connection with this transaction.

         3.2 The obligations of each party to this Agreement are subject to the condition precedent of Utah State law that the Board of Directors of the Corporation will consist of no more than six
              (6) directors, three (3) of whom shall be nominated by the Corporation and three (3) of whom shall be nominated by the Subsidiary. Further, By-laws of the Corporation shall clearly provide that directors meetings may be held by telephone conference and that a quorum of four (4) directors will be required to authorize ordinary business transactions and five
              (5) directors will be required to authorize all other transactions including but not limited to amendments to the Corporation's Articles and/or By-laws, dissolutions, litigations, mergers, consolidations, redemption of shares, declaration of dividends, issuance, sale or creation of additional number or class of equity securities by the Corporation or the transfer, sale or encumbrance of any of the issued shares held by any inside shareholder of the Corporation. The Subscriber in consideration of executing and delivery of this Agreement by the Corporation provides, however, that until a voting agreement is negotiated and executed by the Corporation and the Subscriber, the Subscriber shall vote all shares owned for the three (3) Corporations nominees in addition to their own nominees.

                           ARTICLE FOUR
                         MISCELLANEOUS

         4.1  Amendment

              No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evinced by a written instrument, subscribed by the Party against which such modification, waiver, discharge or change is sought.

         4.2  Notice

              All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         TO THE CORPORATION: Internet Advisory Corporation
                                  2455 E. Sunrise Blvd, Suite 401
                                  Ft. Lauderdale, FL 33304

         TO THE SUBSCRIBER:       Sunrise Web Development, Inc.
                                  2455 E. Sunrise Blvd, Suite 905
                                  Ft. Lauderdale, FL 33304

    Or such addresses or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

         4.3  Merger

         This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

         4.4  Survival

         The several representations, warranties, covenants, and special conditions of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made by or on behalf of any Party.

         4.5  Severability

         If any provision or any portion of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision any the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

         4.6  Governing Law and Venue

         This agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in the City of Fort Lauderdale, Florida.

         4.7  Indemnification

              Each Party hereby irrevocably agrees to indemnify and hold the other parties harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, or current to which they or any one of them may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

         4.8  Litigation

              In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorney's fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

         4.9  Benefit of Agreement

              The term and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

         4.10 Captions

              The Captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

         4.11 Number and Gender

              All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personnel representatives, successors and assigns may require.

         4.12 Further Assurances

              The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates, and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

         4.13 Status

              Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

         4.13 Counterparts

              This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement not withstanding that all signatories to the original or the same counterpart.

              IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the ______ day of December, 1999.


         Signed, sealed and delivered            CORPORATION:
         In Our Presence:                   The Internet Advisory
         Corporation

         John Neelman                       By:/s/ Jeffrey Olweean
                                            Jeffrey Olweean, President
         _______________________
                                       SUBSCRIBER:

                                       By:/s/Richard P. Greene, Esq.

                                       Print Name: Richard P. Green, Esq.

                            Schedule A

          Description of Assets To Be Purchased by TIAC.

1. Sunrise Web Development, Inc., owns an interactive Internet Website and Internet Browser. The Company will generate revenues from subscriber membership fees and usage fees, as well as from other sources, which will include advertising and commerce sales. The Company will provide subscribers through its browser a global, interactive community offering a wide variety of content, features and tools. the on-line community will have access to content such as electronic mail services, public bulletin boards, the buddy list feature, instant message services, public or private "meeting rooms/chat rooms" for interactive conversations and live "auditorium" events. The Company will generate three types of revenues, online services revenues from subscribers and advertising revenues which will be generated from the Company's base of subscribers as well as businesses. Advertising, commerce and other revenues will consist of advertising and related revenues, the sale of merchandise and transaction fees associated with electronic commerce as well as other revenues such as royalty fees and development revenues. The growth of the Company's revenues is expected to be driven primarily by: (1) Growth in its subscriber base as well as growth in advertising, commerce and other revenues. The growth of the subscriber base is dependent upon the Company's ability to provide content that will allow it to acquire and retain subscribers, and; (2) E-Commerce, the medium for the Company to preview and sell club merchandise such as T-shirts, caps, calendars, videos etc. Users will have the ability to order directly from the site. Additionally, the Company has contracted with third parties to provide their merchandise under the Company name and will subsequently receive a percentage of the profits.

2.  Microsoft Internet Explorer, IEAK 5.0 External License.

3.  One million, ($1,000,000), dollars in cash.

                  Sunrise Web Development, Inc.
                          Balance Sheet
                        December 31, 1999

                              Assets

Current Assets
Research & Development               $  140,000.00
Other Current Assets                  1,000,000.00

Total current assets                                  $1,140,000.00

Property and Equipment

Total Property and Equipment                                   0.00

Other Assets

Total Other Assets                                             0.00

Total Assets                                          $1,140,000.00

                           Liabilities and Capital

Current Liabilities

Total current Liabilities                                      0.00

Long-Term Liabilities
Notes Payable-Noncurrent                140,000.00

Total Long-Term Liabilities                              140,000.00

Total Liabilities                                        140,000.00

Capital
Common Stock                          1,000,000.00
Net Income                                    0.00

Total Capital                                          1,000,000.00

Total Liabilities and Capital                         $1,140,000.00